For Further Information Contact:
First Internet Bancorp
Paula Deemer
(317) 428-4628
investors@firstib.com

First Internet Bancorp Reports Third Quarter, Nine Month 2013 Results:

Significant Growth in Loans, Deposits and Total Assets

INDIANAPOLIS, IN, October 25, 2013 – First Internet Bancorp (NASDAQ: INBK), parent company of First Internet Bank (www.firstib.com), a premier nationwide provider of online retail banking services and commercial banking services, today announced unaudited financial results for the three months and nine months ended September 30, 2013.

“We are pleased with the significant progress we have made on loan, deposit and asset growth, particularly on the commercial side of our business,” said David Becker, Chairman and CEO. “Our goal is to continue to grow commercial loans and deposits while also growing our national retail business. As expected, our mortgage banking unit was not immune to the increase in interest rates which caused a reduction in our mortgage originations and spreads over the last three months. We have made significant progress in shifting our focus to purchase loans versus refinancings.”

Highlights for the quarter ended September 30, 2013:

•	Total assets were a record $738.52 million at September 30, 2013 compared with $627.68 million at September 30, 2012, up 18%.

•	Total loans excluding those held for sale were $434.17 million at September 30, 2013 compared with $348.84 million at September 30, 2012, an increase of 24%. Commercial loans totaled $168.40 million at September 30, 2013 compared with $89.08 million at September 30, 2012, an 89% increase. Commercial Real Estate loans increased 55% and Commercial and Industrial loans increased 338%.

•	Total deposits were $636.65 million at September 30, 2013 compared with $522.66 million at September 30, 2012, up 22%.

•	Net interest income increased 13% in the quarter ending September 30, 2013 to $4.36 million compared with $3.86 million for the quarter ending September 30, 2012.

•	Net income was $727,000 or $0.25 per diluted share in third quarter 2013 compared with $1.63 million or $0.57 per diluted share in third quarter 2012. The decrease in net income for the quarter was primarily attributed to the decline in revenue from the company’s mortgage banking operations.

Highlights for the nine months ended September 30, 2013:

•	Net interest income was $12.48 million compared with $11.75 million for the prior year period, an increase of 6%.

•	Total non-interest income rose to $8.35 million compared with $7.61 million for the prior year period, an increase of 10%.

•	For the first nine months of 2013, net income was $3.93 million or $1.36 per diluted share compared with $4.05 million or $1.41 per diluted share for the first nine months of 2012.

“Interest rate fluctuations affected all national mortgage lenders this quarter, and we too experienced the slowdown in mortgage refinancing activity that was triggered by increased interest rates,” Becker said. “To reduce our sensitivity to rate adjustments, our mortgage banking unit has made significant progress during the quarter on transitioning from a refinance-based national mortgage origination platform to becoming a preferred home purchase lender. During this quarter, 51% of the mortgages we closed were for home purchases, compared to 12% in third quarter 2012.”

Becker also noted, “Our commercial lending teams continue to have great success in growing their loan portfolios by increasing the number and types of borrowers while achieving a balanced and diversified mix of loans. Our expanding loan portfolio fuels growth in interest income and non-interest income. Additionally, our teams are focused on building non-interest bearing deposit account relationships, which not only offers the company an attractive low-cost source of funding but also demonstrates our ability to build more robust banking relationships.”

Third Quarter Income Statement Highlights

For the quarter ended September 30, 2013, net interest income was $4.36 million, up 13% from $3.86 million in third quarter 2012. The increase in net interest income is a result of both an increase in interest income from loan growth and a decrease in interest expense.

“We have taken measured steps to grow the balance sheet in ways that will yield a positive outcome in net interest income in future periods,” Becker said. “Our significant loan growth in the third quarter will lead to expanded interest income, while continued deposit repricing will have a favorable impact on interest expense.”

Total noninterest expense in third quarter 2013 was $5.14 million compared with $4.11 million in third quarter 2012. Increased salaries and benefits expense reflected continued investment in experienced talent in commercial banking, compliance, finance and mortgage lending.

Net income was $727,000 or $0.25 per diluted share compared with $1.63 million or $0.57 per diluted share for the quarter September 30, 2012. The decrease in net income was attributed to the decrease in revenue from mortgage banking activities. Revenue from mortgage banking activities decreased from $3.21 million for the quarter ended September 30, 2012 to $1.30 million for the quarter ended September 30, 2013.

Balance Sheet, Deposit Growth, Loan Activity and Asset Quality Highlights

The company’s total assets were $738.52 million at September 30, 2013, up 18% from $627.68 million at September 30, 2012. Total deposits were a record $636.65 million at September 30, 2013 compared with $522.66 million at September 30, 2012. Loans receivable after allowance for loan losses were $434.17 million at September 30, 2013 compared with $348.84 million at September 30, 2012, with the portfolio reflecting the strong growth in commercial lending.

Commercial real estate loans receivable were $121.03 million at September 30, 2013 compared with $78.27 million a year ago, and commercial and industrial loans receivable totals grew to $47.37 million compared with $10.81 million a year ago. Commercial loans comprised 39% of the loan portfolio excluding mortgages held for sale at September 30, 2013 compared with 25% at September 30, 2012.

Loan and asset quality remained strong, with non-performing loans at September 30, 2013 declining to $2.66 million from $8.97 million at September 30, 2012. Non-performing loans to total loans was 0.61% in third quarter 2013 compared with 2.55% in third quarter 2012. The loan loss allowance to total loans receivable was 1.26% at September 30, 2013.

Capital Position

The bank and holding company continue to exceed all regulatory capital requirements, with a Tier 1 leverage ratio of 8.36% at the bank and 8.42% at the holding company.

Outlook

Becker concluded, “We are committed to growing the First Internet Bank brand, which continues to be well received by a growing base of satisfied consumer and commercial customers. Our focus on asset quality has been enhanced by our investment in expanding our credit, compliance and risk management capabilities. We are solidly dedicated to building the company’s value to our customers and our shareholders.”

About First Internet Bancorp

First Internet Bancorp (NASDAQ: INBK) became the parent company of First Internet Bank of Indiana in 2006.

About First Internet Bank

First Internet Bank of Indiana opened for business in 1999 as the first state-chartered, FDIC-insured institution to operate solely via the Internet and has customers in all 50 states. Deposit services include checking accounts, regular and money market savings accounts with industry-leading interest rates, CDs and IRAs. First Internet Bank also offers consumer loans, conforming mortgages, jumbo mortgages, home equity loans and lines of credit, and commercial loans.

Safe Harbor Statement

This press release may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance or business of the company.  Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements.  Factors that may cause such differences include: failures or interruptions in our information systems; growth in our commercial lending activities; declines in market values of our investments; technological obsolescence; our possible need for additional capital resources in the future; competition; loss of key members of management; fluctuations in interest rates; inadequate allowance for loan losses; risks relating to consumer lending; our dependence on capital distributions from the bank; our ability to maintain growth in our mortgage lending business; a decline in the mortgage loan markets or real estate markets; risks associated with the regulation of financial institutions; changes in regulatory capital requirements and other matters discussed in the press release. For a further list and description of such risks and uncertainties, see our periodic reports filed with the U.S. Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports.

Financial Tables Follow

First Internet Bancorp

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	September 30,	September 30,
	2013	2012

Assets
Cash and due from banks	$2,048	$1,910
Interest-bearing demand deposits	24,281	22,264
Total cash and cash equivalents	26,329	24,174
Interest-bearing time deposits	2,500	-
Securities available for sale - at fair value	216,662	171,323
Loans held for sale	18,309	55,490
Loans receivable - net of allowance for loan losses	434,167	348,839
Accrued interest receivable	2,810	2,263
Federal Home Loan Bank of Indianapolis stock	2,943	2,943
Cash surrender value of life insurance	11,835	11,442
Premises and equipment, net	6,742	853
Goodwill	4,687	4,687
Other real estate owned	5,381	553
Other assets	6,153	5,111
Total assets	$738,518	$627,678
Liabilities and Shareholders’ Equity
Liabilities
Non-interest bearing deposits	$14,541	$12,072
Interest-bearing deposits	622,112	510,587
Total deposits	636,653	522,659
Advances from Federal Home Loan Bank	31,767	40,658
Subordinated debt	2,767	-
Accrued interest payable	81	98
Accrued expenses and other liabilities	5,376	3,568
Total liabilities	676,644	566,983
Shareholders' Equity
Voting common stock	42,037	41,366
Retained earnings	21,500	16,949
Accumulated other comprehensive income / (loss)	(1,663)	2,380
Total shareholders’ equity	61,874	60,695
Total liabilities and shareholders’ equity	$738,518	$627,678

First Internet Bancorp

Condensed Consolidated Statements of Income (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Interest Income
Loans	$5,170	$4,951	$15,073	$14,464
Securities – taxable	825	656	2,211	2,514
Securities – non-taxable	447	424	1,146	1,269
Total interest income	6,442	6,031	18,430	18,247
Interest Expense
Deposits	1,758	1,828	5,042	5,475
Other borrowed funds	329	342	904	1,019
Total interest expense	2,087	2,170	5,946	6,494
Net Interest Income	4,355	3,861	12,484	11,753
Provision/(Credit) for Loan Losses	(57)	974	101	2,108
Net Interest Income After Provision/(Credit) for Loan Losses	4,412	2,887	12,383	9,645
Noninterest Income
Service charges and fees	177	162	515	523
Mortgage banking activities	1,299	3,206	7,767	6,991
Other-than-temporary impairment loss	-	(112)	(49)	(204)
Gain (loss) on sale of securities	97	-	(69)	49
Gain (loss) on asset disposals	(34)	113	(121)	(37)
Other	102	100	304	290
Total noninterest income	1,641	3,469	8,347	7,612
Noninterest Expense
Salaries and employee benefits	2,512	2,161	7,737	6,066
Marketing, advertising and promotion	562	278	1,389	1,010
Professional services	577	438	1,791	1,037
Data processing	247	214	693	682
Loan expenses	209	381	574	869
Net occupancy expenses	534	315	1,468	1,092
Deposit insurance premium	85	122	313	341
Other	414	200	1,263	687
Total noninterest expense	5,140	4,109	15,228	11,784
Income Before Income Taxes	913	2,247	5,502	5,473
Income Tax Provision	186	621	1,575	1,421
Net Income	$727	$1,626	$3,927	$4,052
Income Per Share of Common Stock
Basic	$0.25	$0.57	$1.36	$1.41
Diluted	$0.25	$0.57	$1.36	$1.41
Weighted-Average Number of Common Shares Outstanding
Basic	2,890,369	2,870,680	2,888,274	2,867,769
Diluted	2,903,816	2,870,680	2,889,039	2,867,769
Dividends Declared Per Share	0.06	-	0.16	-